Exhibit 8(b)

[Jones Day Letterhead]

March 7, 2014

Potash Corporation of Saskatchewan Inc.

122-1st Avenue South, Suite 500

Saskatoon, Saskatchewan S7K 7G3 CANADA

Re:	Prospectus Supplement dated March 4, 2014 to Prospectus dated June 28, 2013, filed by Potash Corporation of Saskatchewan Inc.

Ladies and Gentlemen:

We have acted as special U.S. federal income tax counsel to Potash Corporation of Saskatchewan Inc., a corporation continued and existing under the laws of Canada (the “Company”), in connection with the issuance and sale of $750,000,000 aggregate principal amount of the Company’s 3.625% Notes due March 15, 2024 (the “Notes”) pursuant to the Terms Agreement, dated as of March 4, 2014 by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and UBS Securities LLC, acting as representatives of the several underwriters named therein. The Notes are being issued under the Indenture, dated as of February 27, 2003 (as amended, supplemented or otherwise modified through the date hereof, the “Indenture”), by and between the Company and U.S. Bank National Association, as successor to The Bank of Nova Scotia Trust Company of New York, as trustee. The issuance of the Notes is discussed in the prospectus supplement dated March 4, 2014 (the “Prospectus Supplement”), which supplements the prospectus dated June 28, 2013 (the “Prospectus”). The Prospectus was part of the Company’s Registration Statement No. 333-167833 on Form S-3 (the “Registration Statement”), filed by the Company on June 28, 2013, with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Securities Act”).

You have requested our opinion as to the matters set forth in the discussion set forth under the caption “United States Federal Income Tax Considerations” in the Prospectus Supplement. In rendering our opinion, we have reviewed and are relying upon the Registration Statement, including the exhibits thereto, the Prospectus, the Prospectus Supplement, the Indenture, and such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our review, we have assumed with your consent, the authenticity of all documents we have examined as well as the genuineness of signatures and the validity of the indicated capacity of each party executing a document.

Potash Corporation of Saskatchewan Inc.

March 7, 2014

Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein and in the Prospectus Supplement, the statements in the Prospectus Supplement under the caption “United States Federal Income Tax Considerations,” to the extent they describe United States federal income tax laws or legal conclusions with respect thereto, are accurate summaries of the matters described therein in all material respects.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations issued thereunder, Internal Revenue Service pronouncements, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change at any time, possibly with retroactive effect, or differing interpretation.

We express no opinion on any issue relating to tax matters other than U.S. federal income tax matters, and we express no opinion as to the applicability or effect of other federal, foreign, state or local laws, or as to any matter not discussed herein. We do not undertake to advise you of the effect of changes in matters of law occurring subsequent to the date hereof.

We hereby consent to the filing of this opinion as Exhibit 8(b) to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement, and to the reference to Jones Day under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day